Commonwealth Edison Company                         Exhibit (10)-28
One First National Plaza                            Commonwealth Edison Company
P.O. Box 767                                        Form 10-K File No. 1-1839
Chicago, IL 60690-0767

                                                        [ComEd logo]

November 14, 1995

Mr. Leo F. Mullin
548 Maple Street
Winnetka, Illinois   60093

Dear Mr. Mullin:

Let me try to summarize the following points related to the agreement we reached with respect to your employment as Vice Chairman of Unicom Corporation and its subsidiary, Commonwealth Edison (collectively the "Company").

1. It is anticipated that you will be elected (i) as Vice Chairman effective upon commencement of your employment, and (ii) as a director of the Company at our Board meeting on December 13, 1995 or sooner by special meeting of the Board. Reporting to me, your initial duties and responsibilities will include strategic planning, financial and our unregulated businesses.

2. You will be placed on our payroll effective December 1, 1995, at a base salary of $577,000 per year. You will receive an employment commencement payment in the amount of $275,000 (less withholding and applicable employment taxes) on your first day of full-time employment with the Company. You will also be entitled for 1996 and subsequent years to annual bonuses to be structured and earned on the same basis as any annual bonus payable to the Chairman of the Board or the President of the Company, or both, as determined by the Board of Directors. For calendar year 1996, you will receive a guaranteed bonus under the preceding sentence of not less than 50% of the foregoing base salary.

3. In 1996, you will receive the following performance units based on the following percentages of your Base Pay as defined under our 1993 Long-Term Incentive Plan (the "Incentive Plan"): a one-year unit based on 25% of your Base Pay; a two-year unit based on 25% of your Base Pay; and a three-year unit based on 50% of your Base Pay. Thereafter, you will be awarded three-year performance units annually based on at least 50% of your Base Pay.

Mr. Leo F. Mullin
November 14, 1995
Page 2



4. As we have discussed, it is anticipated that an additional long-term incentive program will be implemented by our Compensation Committee early in 1996. You will be eligible to receive an award under that program. As we also discussed, it is my intention to recommend to the Compensation Committee that you be granted an award of dividend-paying stock options in 1996, 1997 and 1998.

5. You will receive vacation and other benefits normally provided to senior executives of the Company.

6. Your retirement benefit will equal the annual retirement benefit that would have been payable under the Company's Service Annuity System Plan (including payments under the unfunded equalization benefit plan) as now in effect for employees who retire at age 60 computed on the assumptions that (i) you have 20 years of service on your date of employment and accrue one additional year of service for each year of employment and (ii) your compensation is the average of your four (4) highest consecutive annual earnings years (base pay and incentive compensation earned), determined as if you had been eligible to receive benefits under such Plan.

7. In order to provide this total benefit, you will receive a supplemental executive retirement payment ("SERP") determined as follows:

      A. Benefit payments under Service Annuity System Plan (including payment under the unfunded equalization benefit plan) to the extent you are eligible therefor;

      B. Social Security Supplemental paid by the Company until age 65;

      C. SERP (the difference between the amount in 6 above and the sum of 7.A and 7.B).

8. The SERP will be payable on termination of employment, provided that no SERP or Service Annuity System benefits will be available prior to completion of five (5) years of employment with the Company (except as otherwise provided in 11 below) and none will be paid during any period in which you are employed at the Company or receiving severance payments.

Mr. Leo F. Mullin
November 14, 1995
Page 3



9. You will have the option to receive the SERP as a regular annuity or as a martial annuity with surviving spouse benefit. Appropriate adjustments will be made in computing annual SERP benefit if the marital option is elected.
   In the event of your death during employment, your spouse will be immediately entitled to the surviving spouse benefit.

10. In the event (A) the Company terminates your employment for reasons other than death, fraud or willful misconduct, or (B) you elect to terminate your employment because the Company (i) materially reduces your status or responsibilities in the Company without your consent, such as by appointing you to a lesser office, having you report to anyone other than the Chairman of the Board or the Board and its committees or reducing your responsibilities from those set forth in 1 above, (ii) reduces or fails to pay the salary, bonus and other payments provided for in 2 above or (iii) fails to award or, to the extent earned, to pay, the bonus and incentive compensation provided for in 3 and 4 above, you will be entitled to a severance payment equal to two years of your then current base salary and of your most recent annual bonus to be paid out in equal bi-weekly installments over a three-year period. All other health and life insurance benefits will continue during the three-year period of the payments. If full-time employment is obtained during the post-employment period, the Company will pay you a lump sum payment equal to one-half (50%) of the remaining payments within 30 days of receiving notice of such employment, whereupon any further severance payments will cease. Health and life insurance benefits will continue during any customary waiting period under such new employer's plans (including any period for preexisting conditions), but in no event longer than three years after the date of termination.

11. You will be entitled to receive SERP benefits before you have five (5) years of employment with the Company if either the Company terminates your employment for reasons other than death, fraud, or willful misconduct, or you terminate your employment for one of the reasons described in 10 above. No SERP or Service Annuity System Benefits, however, will be paid to you during any time you are receiving severance payments. You will also receive a pro rata annual bonus at target level for the year of termination of employment for one of the reasons entitling you to a severance payment in 10 above, to be paid at the time annual bonuses are paid, and your entitlement to the incentive compensation described in 3 and 4 above shall be determined as provided in the applicable plan or award agreement.

Mr. Leo F. Mullin
November 14, 1995
Page 4



12. All provisions of the SERP must remain unfunded to insure that no tax is due because of constructive receipt. Future payments are unsecured in regards to payment and you would not receive benefits if the Company us unable to make payment.

If the above is consistent with the agreements reached in our discussion, please countersign in the space provided below.

We very much look forward to you being a part of the Unicom and Commonwealth Edison team.

Sincerely,


James J. O'Connor
James J. O'Connor
Chairman



ACCEPTED and AGREED this
14 day of  November, 1995.
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Leo F. Mullin
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